Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media contact: Nicole Canning +1.215.299.5916
Nicole.Canning@fmc.com
Investor Contact: Curt Brooks +1.215.299.6137
Curt.Brooks@fmc.com

FMC Corporation reports strong growth in third quarter, confirms full-year outlook adjusted for expected sale of GSS business
Volume growth and higher cost savings led to earnings above the high end of guidance range

Third Quarter 2024 Highlights
•Revenue of $1.07 billion, an increase of 9 percent versus Q3 2023 and up 12 percent organically1
•Consolidated GAAP net income of $66 million, up $70 million from a net loss of $4 million in Q3 2023
•Adjusted EBITDA of $201 million, up 15 percent versus Q3 2023
•Consolidated GAAP net income of $0.52 per diluted share, up $0.55 from a net loss of $0.03 per diluted share in Q3 2023
•Adjusted earnings per diluted share of $0.69, up 57 percent versus Q3 2023
•GAAP Cash from operations of $160 million with free cash flow of $132 million
Full-Year Outlook2
•Revenue outlook of $4.33 billion to $4.44 billion, reflecting a 2 percent decline at the midpoint versus 2023; reduced $20 million for loss of contribution from Global Specialty Solutions (GSS) business3
•Adjusted EBITDA outlook range of $885 million to $915 million, reflecting an 8 percent decline at the midpoint versus 2023; reduced $10 million for loss of contribution from GSS business3
•Adjusted earnings per diluted share outlook range of $3.16 to $3.52, reflecting a 12 percent decrease at the midpoint versus 2023
•Increases target restructuring savings range to $125 million to $150 million of adjusted EBITDA net benefit
•Free cash flow outlook range unchanged at $400 million to $500 million

PHILADELPHIA, October 29, 2024 – FMC Corporation (NYSE:FMC) today reported third quarter 2024 revenue of $1.07 billion, an increase of 9 percent versus third quarter 2023 and up 12 percent organically. On a GAAP basis, the company reported net income of $0.52 per diluted share in the third quarter, up from a net loss of $0.03 per diluted share in the third quarter 2023 driven by higher sales and lower costs from restructuring actions as well as a lower effective tax provision. Adjusted earnings were $0.69 per diluted share, an increase of 57 percent versus third quarter of 2023.

Page 2 / FMC Corporation reports strong growth in third quarter, confirms full-year outlook adjusted for expected sale of GSS business

Third Quarter Adjusted EPS versus Prior-Year Quarter	+25 cents
Adjusted EBITDA	+18 cents
Interest Expense	+4 cents
Depreciation & Amortization	+2 cents
Minority Interest	-1 cent
Taxes	+3 cents
Rounding	-1 cent
“We delivered revenue and earnings growth as market conditions improved although at varying rates across the regions,” said Pierre Brondeau, FMC chairman and chief executive officer. “Strong volume growth in Latin America and North America more than offset lower pricing, particularly in Brazil and Argentina which accounted for two-thirds of the total company price decline. Despite suboptimal market conditions, we saw increased demand for new products, specifically fluindapyr-based fungicide products, which confirms the strength of FMC’s innovation pipeline.”
Revenue growth in the quarter of 9 percent was driven by a 17 percent increase in volume, with some North America second half orders occurring earlier than expected due to improved channel inventory levels. Price was lower by 5 percent, driven primarily by Latin America due to challenging market conditions in Brazil and Argentina including delayed rains and elevated channel inventory. In addition, the bankruptcy of a large customer led FMC to offer additional incentives to replace lost volumes and maintain market share. FX was a 3 percent headwind to sales in the quarter. Diamides growth outperformed the overall company, led by strong growth of Cyazypyr® based products.
In North America, revenue increased 48 percent year-over-year driven by strong volume growth as diamide partners increased orders and branded sales grew with improved channel inventory levels. EMEA revenue declined 7 percent (down 6 percent organically) compared to third quarter 2023 almost entirely due to expected registration losses. Sales in Asia declined 10 percent (down 12 percent organically) due to volume declines, mainly in India, as well as lower pricing. In Latin America, revenue improved 8 percent year-over-year (up 15 percent organically). Pricing challenges in Brazil and Argentina were more than offset by volume growth, primarily in Brazil, including strong demand for Onsuva® fungicide – a fluindapyr-based formulation. Globally, Plant Health revenue improved 11 percent (up 14 percent organically) versus prior year driven by growth in biologicals, most prominently in Asia.

Page 3 / FMC Corporation reports strong growth in third quarter, confirms full-year outlook adjusted for expected sale of GSS business

FMC Revenue	Q3 2024
Total Revenue Change (GAAP)	9%
Less FX Impact	(3)%
Organic[1] Revenue Change (Non-GAAP)	12%
Third quarter adjusted EBITDA was $201 million, an increase of 15 percent versus the prior-year period and above the top-end of our guidance range. Higher sales volume, FX tailwinds and above-target restructuring benefits more than offset lower pricing and the recognition of unabsorbed fixed costs from lower manufacturing activity in prior periods.
Full Year 2024 Outlook2,3
The company is confirming its full-year 2024 outlook for sales and EBITDA and updating its outlook for adjusted EPS. The midpoints for sales and EBITDA are adjusted for the imminent sale of the GSS business, which is expected to close in early November. Full-year revenue guidance has tightened to be in the range of $4.33 billion to $4.44 billion, representing a 2 percent decrease at the midpoint versus 2023. Mid-single digit volume growth is expected to be more than offset by price and, to a lesser extent, FX headwinds. Full-year adjusted EBITDA range has been narrowed and is expected to be $885 million to $915 million, an 8 percent decline at the midpoint versus prior year. The range for 2024 adjusted earnings per share is updated to be $3.16 to $3.52 per diluted share, representing a decrease of 12 percent year-over-year. The tax rate range is narrowed to 13 to 15 percent, a 150 bps reduction versus prior guidance at the midpoint. The company is maintaining its full-year free cash flow guidance range of $400 million to $500 million.
Fourth Quarter Outlook2,3
The fourth quarter outlook has been adjusted to reflect the imminent sale of the GSS business ($20 million loss in revenue and $10 million loss in EBITDA) and outperformance in Q3. Fourth quarter revenue is now expected to be in the range of $1.30 billion to $1.41 billion, a 19 percent increase at the midpoint compared to fourth quarter 2023. Adjusted EBITDA is forecasted to be in the range of $321 million to $351 million, representing a 32 percent increase at the midpoint versus fourth quarter 2023. FMC now expects adjusted earnings per diluted share to be in the range of $1.47 to $1.83 in the fourth quarter, which represents an improvement of 54 percent at the midpoint versus fourth quarter 2023.

Page 4 / FMC Corporation reports strong growth in third quarter, confirms full-year outlook adjusted for expected sale of GSS business

“We plan to deliver strong fourth quarter growth despite a shift of some second half orders from the fourth quarter into the third quarter, while many countries continue operating in challenging conditions,” said Brondeau. “Key fourth quarter earnings growth drivers are robust sales of new products as well as additional cost benefits from our restructuring program. We still expect further earnings growth in 2025 from cost tailwinds as well as moderate top line growth as market conditions improve.”

	Full Year 2024 Outlook[2,3]	Q4 2024 Outlook[2,3]
Revenue	$4.33 to $4.44 billion	$1.30 to $1.41 billion
Growth at midpoint vs. 2023*	-2%	19%
Adjusted EBITDA	$885 to $915 million	$321 to $351 million
Growth at midpoint vs. 2023*	-8%	32%
Adjusted EPS^	$3.16 to $3.52	$1.47 to $1.83
Growth at midpoint vs. 2023*	-12%	54%

^Adjusted EPS estimates assume 125.3 million diluted shares for Q4 and full year. *Percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Supplemental Information
The company will post supplemental information on the web at investors.fmc.com, including its webcast slides for tomorrow’s earnings call, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the most directly comparable GAAP term.
Always read and follow all label directions, restrictions and precautions for use. Products listed here may not be registered for sale or use in all states, countries or jurisdictions. FMC, the FMC logo, Cyazypyr and Onsuva are trademarks of FMC Corporation or an affiliate.

Page 5 / FMC Corporation reports strong growth in third quarter, confirms full-year outlook adjusted for expected sale of GSS business

About FMC
FMC Corporation is a global agricultural sciences company dedicated to helping growers produce food, feed, fiber and fuel for an expanding world population while adapting to a changing environment. FMC’s innovative crop protection solutions – including biologicals, crop nutrition, digital and precision agriculture – enable growers, crop advisers and turf and pest management professionals to address their toughest challenges economically while protecting the environment. With approximately 5,800 employees at more than 100 sites worldwide, FMC is committed to discovering new herbicide, insecticide and fungicide active ingredients, product formulations and pioneering technologies that are consistently better for the planet. Visit fmc.com to learn more and follow us on LinkedIn®.
Statement under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995: FMC and its representatives may from time to time make written or oral statements that are “forward-looking” and provide other than historical information, including statements contained in this press release, in FMC’s other filings with the SEC, and in presentations, reports or letters to FMC stockholders.
In some cases, FMC has identified these forward-looking statements by such words or phrases as “outlook”, "will likely result," "is confident that," "expect," "expects," "should," "could," "may," "will continue to," "believe," "believes," "anticipates," "predicts," "forecasts," "estimates," "projects," "potential," "intends" or similar expressions identifying "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including the negative of those words or phrases. Such forward-looking statements are based on our current views and assumptions regarding future events, future business conditions and the outlook for the company based on currently available information. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These statements are qualified by reference to the risk factors included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023 (the "2023 Form 10-K"), the section captioned "Forward-Looking Information" in Part II of the 2023 Form 10-K and to similar risk factors and cautionary statements in all other reports and forms filed with the Securities and Exchange Commission ("SEC"). We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Forward-looking statements are qualified in their entirety by the above cautionary statement.
We specifically decline to undertake any obligation, and specifically disclaims any duty, to publicly update or revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

Page 6 / FMC Corporation reports strong growth in third quarter, confirms full-year outlook adjusted for expected sale of GSS business

This press release contains certain “non-GAAP financial terms” which are defined on our website www.fmc.com/investors. Such terms include adjusted EBITDA, adjusted earnings, free cash flow and organic revenue growth. In addition, we have also provided on our website reconciliations of non-GAAP terms to the most directly comparable GAAP term.
1.Organic revenue growth (non-GAAP) excludes the impact of foreign currency changes.
2.Although we provide forecasts for adjusted earnings per share, adjusted EBITDA and free cash flow (non-GAAP financial measures), we are not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP. Certain elements of the composition of the GAAP amounts are not predictable, making it impractical for us to forecast. Such elements include, but are not limited to, restructuring, acquisition charges, and discontinued operations. As a result, no GAAP outlook is provided.
3.Adjusted for anticipated sale of Global Specialty Solutions (GSS) business expected to close in early November 2024

###

FMC CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited and in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$1,065.4	$981.9	$3,021.8	$3,340.7
Costs of sales and services	679.0	600.7	1,897.6	1,945.4
Gross margin	$386.4	$381.2	$1,124.2	$1,395.3
Selling, general and administrative expenses	159.2	171.3	487.9	562.8
Research and development expenses	69.0	80.9	205.8	247.0
Restructuring and other charges (income)	22.6	28.2	158.6	48.0
Total costs and expenses	$929.8	$881.1	$2,749.9	$2,803.2
Income from continuing operations before non-operating pension and postretirement charges (income), interest expense, net and income taxes	$135.6	$100.8	$271.9	$537.5
Non-operating pension and postretirement charges (income)	4.4	4.2	12.9	13.4
Interest expense, net	58.7	64.6	184.0	180.5
Income (loss) from continuing operations before income taxes	$72.5	$32.0	$75.0	$343.6
Provision (benefit) for income taxes	6.0	27.4	(298.9)	77.7
Income (loss) from continuing operations	$66.5	$4.6	$373.9	$265.9
Discontinued operations, net of income taxes	(0.9)	(8.3)	(16.2)	(41.3)
Net income (loss)	$65.6	$(3.7)	$357.7	$224.6
Less: Net income (loss) attributable to noncontrolling interests	0.6	(0.2)	0.3	1.6
Net income (loss) attributable to FMC stockholders	$65.0	$(3.5)	$357.4	$223.0
Amounts attributable to FMC stockholders:
Income (loss) from continuing operations	$65.9	$4.8	$373.6	$264.3
Discontinued operations, net of tax	(0.9)	(8.3)	(16.2)	(41.3)
Net income (loss)	$65.0	$(3.5)	$357.4	$223.0
Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.53	$0.04	$2.98	$2.11
Discontinued operations	(0.01)	(0.07)	(0.13)	(0.33)
Basic earnings per common share	$0.52	$(0.03)	$2.85	$1.78
Average number of shares outstanding used in basic earnings per share computations	125.0	124.9	125.0	125.1
Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.53	$0.04	$2.98	$2.10
Discontinued operations	(0.01)	(0.07)	(0.13)	(0.33)
Diluted earnings per common share	$0.52	$(0.03)	$2.85	$1.77
Average number of shares outstanding used in diluted earnings per share computations	125.5	125.3	125.3	125.7

Other Data:
Capital additions and other investing activities	$13.7	$35.5	$51.5	$116.6
Depreciation and amortization expense	43.2	45.6	133.2	138.4

FMC CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP) TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS, ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited and in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income (loss) attributable to FMC stockholders (GAAP)	$65.0	$(3.5)	$357.4	$223.0
Corporate special charges (income):
Restructuring and other charges (income) (a)	22.6	28.2	158.6	48.0
Non-operating pension and postretirement charges (income) (b)	4.4	4.2	12.9	13.4
Income tax expense (benefit) on Corporate special charges (income) (c)	(5.0)	(4.2)	(28.4)	(8.5)
Adjustment for noncontrolling interest, net of tax on Corporate special charges (income)	—	0.4	—	(1.6)
Discontinued operations attributable to FMC stockholders, net of income taxes (d)	0.9	8.3	16.2	41.3
Tax adjustment (e)	(0.7)	22.0	(305.0)	25.5
Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP) (1)	$87.2	$55.4	$211.7	$341.1

Diluted earnings per common share (GAAP)	$0.52	$(0.03)	$2.85	$1.77
Corporate special charges (income) per diluted share, before tax:
Restructuring and other charges (income)	0.18	0.22	1.27	0.39
Non-operating pension and postretirement charges (income)	0.03	0.03	0.10	0.11
Income tax expense (benefit) on Corporate special charges (income), per diluted share	(0.04)	(0.03)	(0.23)	(0.07)
Adjustment for noncontrolling interest, net of tax on Corporate special charges (income) per diluted share	—	—	—	(0.02)
Discontinued operations attributable to FMC stockholders, net of income taxes per diluted share	0.01	0.07	0.13	0.33
Tax adjustments per diluted share	(0.01)	0.18	(2.43)	0.20
Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$0.69	$0.44	$1.69	$2.71

Average number of shares outstanding used in diluted adjusted after-tax earnings from continuing operations per share computations	125.5	125.3	125.3	125.7
____________________
(1)Referred to as Adjusted earnings. The Company believes that Adjusted earnings, a Non-GAAP financial measure, and its presentation on a per share basis provides useful information about the Company’s operating results to management, investors, and securities analysts. Adjusted earnings excludes the effects of corporate special charges, tax-related adjustments and the results of our discontinued operations. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying business from period to period.
(a)Three Months Ended September 30, 2024:
Restructuring and other charges (income) includes restructuring charges of $15.7 million primarily related to the previously announced global restructuring plan, referred to as "Project Focus." Charges incurred related to Project Focus consist of $7.0 million of severance and employee separation costs, $5.4 million of professional service provider costs and other miscellaneous charges, and accelerated depreciation of $6.2 million on assets identified for disposal in connection with the restructuring initiative. These Project Focus restructuring charges were partially offset by a $3.1 million gain recognized on the disposition of a previously closed manufacturing site. Other charges (income) of $6.9 million is comprised of $4.8 million of charges associated with our environmental sites and $2.1 million of other miscellaneous charges.

Three Months Ended September 30, 2023:
Restructuring and other charges (income) includes $2.5 million of employee separation and $0.4 million of other exit costs incurred as part of various restructuring initiatives. Other charges (income) of $25.3 million is comprised of $11.9 million in charges resulting from the third quarter acquisition of in-process research and development assets that do not meet the criteria for capitalization. Additionally, we incurred $4.9 million in losses related to the devaluation of the Argentine peso driven by government actions, $4.5 million of charges associated with our environmental sites, and $4.0 million of other miscellaneous charges.
Nine Months Ended September 30, 2024:
Restructuring and other charges (income) includes restructuring charges of $133.2 million primarily related Project Focus. Charges incurred in connection with Project Focus consist of $53.3 million of non-cash asset write off charges resulting from the contract termination with one of our third-party manufacturers, $44.5 million of severance and employee separation costs, including costs associated with the previously announced CEO transition, $24.1 million of professional service provider costs and other miscellaneous charges, and accelerated depreciation of $14.4 million on assets identified for disposal in connection with the restructuring initiative. These Project Focus restructuring charges were partially offset by a $3.1 million gain recognized on the disposition of a previously closed manufacturing site. Other charges (income) of $25.4 million is comprised of $13.8 million of charges associated with our environmental sites and $11.6 million of other miscellaneous charges.
Nine Months Ended September 30, 2023:
Restructuring and other charges (income) includes $6.8 million of employee separation costs as well as $1.9 million of asset impairment and other charges related to various global restructuring initiatives. These restructuring charges were offset by a $5.8 million gain recognized on the disposition of land related to a previously closed manufacturing facility. Other charges (income) of $45.1 million, is comprised of $11.9 million in charges resulting from the third quarter acquisition of in-process research and development assets that do not meet the criteria for capitalization. We recognized a $6.9 million remeasurement charge triggered during the period as a result of the significant currency depreciation of the Pakistani Rupee. On January 25, 2023, the Pakistani Rupee experienced its largest single day drop against the US dollar in over two decades following the removal of the USD-PKR exchange cap in place on the country's currency. Additionally, we incurred $4.9 million in losses related to the devaluation of the Argentine peso driven by government actions during the period, $14.3 million of charges associated with our environmental sites, and $7.1 million of other miscellaneous charges.
(b)Our non-operating pension and postretirement charges (income) are defined as those costs (benefits) related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These are excluded from our Adjusted Earnings and are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. These elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.
(c)The income tax expense (benefit) on Corporate special charges (income) is determined using the applicable rates in the taxing jurisdictions in which the corporate special charge or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure.
(d)Discontinued operations includes provisions, net of recoveries, for environmental liabilities and legal reserves and expenses related to previously discontinued operations and retained liabilities. Discontinued operations for the nine months ended September 30, 2024 includes cash proceeds, net of fees of $18.0 million received as the result of an insurance settlement for retained legal reserves.
(e)We exclude the GAAP tax provision, including discrete items, from the Non-GAAP measure of income, and include a Non-GAAP tax provision based upon the projected annual Non-GAAP effective tax rate. The GAAP tax provision includes certain discrete tax items including, but are not limited to: income tax expenses or benefits that are not related to continuing operating results in the current year; tax adjustments associated with fluctuations in foreign currency remeasurement of certain foreign operations; certain changes in estimates of tax matters related to prior fiscal years; certain changes in the realizability of deferred tax assets and related interim accounting impacts; and changes in tax law. Management believes excluding these discrete tax items assists investors and securities analysts in understanding the tax provision and the effective tax rate related to continuing operating results thereby providing investors with useful supplemental information about FMC's operational performance.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in Millions)	2024	2023	2024	2023
Non-GAAP tax adjustments
Revisions to valuation allowances of historical deferred tax assets	$—	$—	$(1.6)	$—
Foreign currency remeasurement and other discrete items	(0.7)	22.0	(303.4)	25.5
Total Non-GAAP tax adjustments	$(0.7)	$22.0	$(305.0)	$25.5

In connection with our plans to establish a global technology and innovation center in Switzerland, we initiated changes to our corporate entity structure, including intra-entity transfers of certain intellectual property, during the second quarter of 2024. As a result, we recorded a net tax benefit of approximately $300 million in the nine months ended September 30, 2024. This benefit, net of valuation allowance, was primarily a result of the recognition of a step-up in tax basis to the fair value of the transferred intellectual property by the Company’s Swiss subsidiary. In addition, local tax impacts associated with the disposition of the transferred intellectual property were recorded as well as an increase in our valuation allowance associated with Swiss nonrefundable tax credits as a result of indirect effects of the transferred intellectual property.

RECONCILIATION OF NET INCOME (LOSS) (GAAP) TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS, BEFORE INTEREST, INCOME TAXES, DEPRECIATION AND AMORTIZATION, AND NONCONTROLLING INTERESTS (NON-GAAP)
(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income (loss) (GAAP)	$65.6	$(3.7)	$357.7	$224.6
Restructuring and other charges (income)	22.6	28.2	158.6	48.0
Non-operating pension and postretirement charges (income)	4.4	4.2	12.9	13.4
Discontinued operations, net of income taxes	0.9	8.3	16.2	41.3
Interest expense, net	58.7	64.6	184.0	180.5
Depreciation and amortization	43.2	45.6	133.2	138.4
Provision (benefit) for income taxes	6.0	27.4	(298.9)	77.7
Adjusted earnings from continuing operations, before interest, income taxes, depreciation and amortization, and noncontrolling interests (Non-GAAP) (1)	$201.4	$174.6	$563.7	$723.9
___________________
(1) Referred to as Adjusted EBITDA. Defined as operating profit excluding restructuring and other charges (income) and depreciation and amortization expense.

RECONCILIATION OF CASH PROVIDED (REQUIRED) BY OPERATING ACTIVITIES OF CONTINUING OPERATIONS (GAAP) TO FREE CASH FLOW (NON-GAAP)
(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Cash provided (required) by operating activities of continuing operations (GAAP)	$159.5	$101.6	$308.8	$(618.2)
Project Focus transformation spending (1)	26.4	—	89.9	—

Capital expenditures	(15.7)	(33.0)	(46.3)	(108.8)
Other investing activities	2.0	(2.5)	(5.2)	(7.8)
Capital additions and other investing activities	$(13.7)	$(35.5)	$(51.5)	$(116.6)

Cash provided (required) by operating activities of discontinued operations	(18.3)	(34.1)	(37.2)	(61.0)
Project Focus transformation spending (1)	(26.4)	—	(89.9)	—
Proceeds from Land Disposition	—	—	—	5.8
Legacy and transformation	$(44.7)	$(34.1)	$(127.1)	$(55.2)

Divestiture transaction costs (2)	$4.6	$—	$4.6	$—
Free cash flow (Non-GAAP)(3)	$132.1	$32.0	$224.7	$(790.0)
___________________
(1)Represents cash payments made in connection with our Project Focus transformation program. This spending is reclassified within this reconciliation to be reflected in the “Legacy and transformation” category. The presentation has no impact on our cash provided (required) by operating activities of continuing operations (GAAP) or free cash flow (non-GAAP).

(2)Represents transactional-related costs such as legal and professional third-party fees associated with the anticipated sale of our Global Specialty Solutions ("GSS") business. Proceeds from the sale of our GSS business anticipated for the fourth quarter 2024 will be excluded from free cash flow when received. Therefore, we have also excluded the related transaction costs from free cash flow.
(3)Free cash flow is defined as cash provided (required) by operating activities of continuing operations (GAAP) adjusted for spending for capital additions and other investing activities as well as legacy and transformation spending and divestiture transaction costs associated with the anticipated sale of our GSS business. As noted above, Project Focus transformation spending is reclassified into "Legacy and transformation" for presentation purposes. We believe that this Non-GAAP financial measure provides a useful basis for investors and securities analysts about the cash generated by routine business operations, including capital expenditures, in addition to assessing our ability to repay debt, fund acquisitions and return capital to shareholders through share repurchases and dividends. Our use of free cash flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results under U.S. GAAP.

RECONCILIATION OF REVENUE CHANGE (GAAP) TO
ORGANIC REVENUE CHANGE (NON-GAAP) (1)
(Unaudited)

	Three Months Ended September 30, 2024 vs. 2023	Nine Months Ended September 30, 2024 vs. 2023
Total Revenue Change (GAAP)	9%	(10)%
Less: Foreign Currency Impact	(3)%	(2)%
Organic Revenue Change (Non-GAAP)	12%	(8)%
___________________
(1) We believe organic revenue growth (non-GAAP) provides management and investors with useful supplemental information regarding our ongoing revenue performance and trends by presenting revenue growth excluding the impact of fluctuations in foreign exchange rates.

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO
FMC STOCKHOLDERS (GAAP) TO RETURN ON INVESTED CAPITAL ("ROIC")
NUMERATOR (NON-GAAP) AND ROIC (USING NON-GAAP NUMERATOR)(1)
(Unaudited)

	Twelve Months Ended
	September 30, 2024
Net income (loss) attributable to FMC stockholders (GAAP)	$1,455.9
Interest expense, net, net of income taxes	206.1
Corporate special charges (income)	366.4
Income tax expense (benefit) on Corporate special charges (income)	(52.7)
Discontinued operations attributable to FMC stockholders, net of income taxes	73.4
Tax adjustments	(1,497.9)
ROIC numerator (Non-GAAP)	$551.2

	September 30, 2024	September 30, 2023
Total debt	$4,070.0	$4,115.7
Total FMC stockholders’ equity	4,607.8	3,290.9
Total debt and FMC stockholders' equity (GAAP)	$8,677.8	$7,406.6
ROIC denominator (2 yr average total debt and FMC stockholders' equity)	$8,042.2

ROIC (using Net income (loss) attributable to FMC stockholders (GAAP) as numerator)	18.10%
ROIC (using Non-GAAP numerator)	6.85%
___________________
(1) We believe ROIC (non-GAAP) provides management and investors with useful supplemental information regarding our utilization of capital provided by both equity and debt as well as our working capital and free cash flow management.

FMC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	September 30, 2024	December 31, 2023
Cash and cash equivalents	$416.7	$302.4
Trade receivables, net of allowance of $41.5 in 2024 and $29.1 in 2023	2,890.5	2,703.2
Inventories	1,392.1	1,724.6
Prepaid and other current assets	616.2	398.9
Total current assets	$5,315.5	$5,129.1
Property, plant and equipment, net	869.4	892.5
Goodwill	1,517.8	1,593.6
Other intangibles, net	2,421.7	2,465.1
Deferred income taxes	1,621.1	1,336.6
Other long-term assets	473.2	509.3
Total assets	$12,218.7	$11,926.2
Short-term debt and current portion of long-term debt	$1,043.2	$934.0
Accounts payable, trade and other	802.9	602.4
Advanced payments from customers	0.4	482.1
Accrued and other liabilities	739.3	684.8
Accrued customer rebates	835.1	480.9
Guarantees of vendor financing	77.9	69.6
Accrued pensions and other postretirement benefits, current	6.4	6.4
Income taxes	83.2	124.4
Total current liabilities	$3,588.4	$3,384.6
Long-term debt, less current portion	$3,026.8	$3,023.6
Long-term liabilities	973.4	1,084.6
Equity	4,630.1	4,433.4
Total liabilities and equity	$12,218.7	$11,926.2

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Nine Months Ended September 30,
	2024	2023
Cash provided (required) by operating activities of continuing operations	$308.8	$(618.2)

Cash provided (required) by operating activities of discontinued operations	(37.2)	(61.0)

Cash provided (required) by investing activities of continuing operations	(55.9)	(126.8)

Cash provided (required) by financing activities of continuing operations	(101.5)	562.1

Effect of exchange rate changes on cash	0.1	(4.3)

Increase (decrease) in cash and cash equivalents	$114.3	$(248.2)

Cash and cash equivalents, beginning of period	$302.4	$572.0

Cash and cash equivalents, end of period	$416.7	$323.8